UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2014 (March 24, 2014)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 12, 2014, RREEF America L.L.C. (“RREEF America”), the advisor and sponsor of RREEF Property Trust, Inc. (the “Company”), entered into an agreement of purchase and sale (the “Purchase Agreement”) with DP 1109 Commerce LLC (the “Seller”), a Delaware limited liability company, which is not affiliated with the Company, RREEF America or any of their respective affiliates. On March 24, 2014, pursuant to the Assignment of Agreement of Purchase and Sale, by and between RREEF America and RPT 1109 Commerce Boulevard LLC (“RPT 1109 Commerce”), a Delaware limited liability company and an indirect wholly owned subsidiary of the Company, RREEF America assigned its right, title and interest in and to the Purchase Agreement to the Company, through RPT 1109 Commerce.
Pursuant to the terms of the Purchase Agreement, the Company has agreed to purchase real property comprised of (1) a 259,910 square-foot multi-tenant industrial warehouse on a 14.4 acre site, and (2) an adjacent 9.7 acre land parcel with development potential, in Logan Township, New Jersey (the “Property”) for a gross purchase price of approximately $19.75 million, exclusive of closing costs. The purchase price includes a non-refundable deposit of $500,000.
The acquisition of the Property is subject to substantial conditions to closing, including, but not limited to: (1) the Seller’s satisfaction of various closing conditions contained in the Purchase Agreement; (2) the completion of inspection periods and delivery of the required documents at closing; (3) the receipt by the Company of certain tenant estoppels; and (4) the resolution of certain tax matters in compliance with New Jersey law. There is no assurance that the Company will close the acquisition of the Property on the terms described above or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ Julianna S. Ingersoll
Name:	Julianna S. Ingersoll
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 24, 2014